EXHIBIT 11

                      REXALL SUNDOWN, INC. AND SUBSIDIARIES
                     NET INCOME PER COMMON SHARE CALCULATION



                                                                        Three Months Ended          Six Months Ended
                                                                    -------------------------   --------------------------
                                                                    February 28,  February 29,  February 28,  February 29,
                                                                       1997           1996         1997           1996
                                                                    -----------   -----------   -----------   -----------

Net income                                                          $ 8,550,923   $ 4,074,088   $15,793,364   $ 7,630,240
                                                                    ===========   ===========   ===========   ===========

PRIMARY

Weighted average common shares outstanding(1)                        33,232,563    29,997,435    32,223,063    29,856,071
Common stock equivalents(2)                                           1,138,351       387,747     1,173,448       349,388
                                                                    -----------   -----------   -----------   -----------

Primary weighted average common shares outstanding                   34,370,914    30,385,182    33,396,511    30,205,459
                                                                    ===========   ===========   ===========   ===========

Primary net income per common share                                 $      0.25   $      0.13   $      0.47   $      0.25
                                                                    ===========   ===========   ===========   ===========


FULLY DILUTED

Weighted average common shares outstanding(1)                        33,232,563    29,997,435    32,223,063    29,856,071
Common stock equivalents(2)                                           1,075,576       453,893     1,094,582       412,774
                                                                    -----------   -----------   -----------   -----------

Fully diluted weighted average common shares outstanding             34,308,139    30,451,328    33,317,645    30,268,845
                                                                    ===========   ===========   ===========   ===========

Fully diluted net income per common share                           $      0.25   $      0.13   $      0.47   $      0.25
                                                                    ===========   ===========   ===========   ===========


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(1)      Represents weighted average common shares outstanding for the periods indicated.

(2) Common stock equivalents associated with stock options calculated pursuant to the treasury stock method taking into consideration the tax benefit available to the Company upon the assumed exercise of qualified options.

(3) All share data in the financial statements are stated using the primary earnings per share calculation as the above fully diluted calculation is anti-dilutive.